Exhibit 10.3

September 22, 2016

Keith Bass

CONFIDENTIAL

Dear Keith,

As you know, WCI Communities, Inc. (the “Company”) has entered into an agreement pursuant to which it will be acquired by Lennar Corporation (the transactions contemplated by such agreement, the “Transaction”). In connection with the Transaction, the Company has determined that you will be eligible to receive a retention and transaction bonus.

In consideration for, among other things, your continued support through the date of the consummation of the Transaction (the “Closing Date”), you will be eligible to receive a transaction bonus in an amount equal to $3,220,000 (the “Transaction Bonus”), subject to your continued employment with the Company through the Closing Date; provided that the amount of the Transaction Bonus will in no event exceed the amount necessary to be paid so that the net amount retained by you, after deduction of all taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code” and such taxes, the “Excise Taxes”), and income taxes imposed on all payments in connection with or otherwise related to the Transaction (including, without limitation, the Transaction Bonus and the Retention Bonus (as defined below)) is equal to the net amount you would have retained absent any Excise Taxes (in each case, assuming termination of employment without Cause (as defined in that certain Employment Agreement, dated November 29, 2012, by and between you, the Company, WCI Communities Management, LLC and WCI Communities, LLC (the “Employment Agreement”)) on the Closing Date). The Transaction Bonus, less applicable withholdings and deductions, shall be payable by the Company to you in a cash lump sum on the Closing Date. The Company and you shall use commercially reasonable efforts to minimize the amount of payments under the Employment Agreement, this letter and any other written agreement between the parties as of the date hereof that will constitute “parachute payments” within the meaning of Section 280G of the Code; provided that you will have no obligation to waive any right to any payment or benefit (or to the acceleration of any payment or benefit) and the parties acknowledge and agree that, on and after the date hereof, Paragraph 7G of the Employment Agreement no longer applies and is of no force and effect.

Further, in consideration for, among other things, your continued support following the Closing Date, you will be eligible to receive a retention bonus in an amount equal to $930,000 (the “Retention Bonus”). The Retention Bonus, less applicable withholdings and deductions, shall be payable by the Company to you in a cash lump sum on the first payroll date of the Company following the earlier of (a) the one hundred twentieth (120th) day following the Closing Date and (b) the date of termination of your employment by the Company other than for Cause, by you for Good Reason (as defined in the Employment Agreement) or due to death or disability (such earlier date, the “Retention Date”), subject to your continued employment through the Retention Date; provided that, for the avoidance of doubt, if your employment with the Company is terminated by the Company for Cause or by you without Good Reason prior to the Retention Date, you shall have no right to receive the Retention Bonus.

Notwithstanding the foregoing or anything to the contrary in the Employment Agreement, (i) the parties agree that any change in your title, duties or responsibilities to another senior executive position of Lennar Corporation as a result of the consummation of the Transaction and any reallocation of duties or responsibilities, respectively, amongst executive officers of the Company and Lennar Corporation in connection with the Transaction, or any change in your annual cash bonus opportunity (either such change, a “CIC Adjustment”) may, prior to the 120th day following the consummation of the Transaction, constitute Good Reason to terminate your employment pursuant to Paragraph 6D(ii) or (iv) of the Employment Agreement but, regardless of any CIC Adjustment, during the 120-day period following the consummation of the Transaction, you will help facilitate the Transaction and the related integration in a manner commensurate with your senior executive position, (ii) the parties agree that any required notice of intention to terminate for Good Reason may be provided at any time within 90 days following the occurrence of the event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) and any cure period shall commence on the Company’s receipt of such notice and end on the later of (a) the 30th day after the Company’s receipt of such notice and (b) the 120th day following the consummation of the Transaction, and the termination due to an event constituting Good Reason (including, without limitation, the occurrence of a CIC Adjustment on or following the consummation of the Transaction) may occur at any time within two (2) years of the occurrence of such event (subject to any required notice and cure periods), (iii) any bonus under the 2016 Management Incentive Compensation Plan to which you are currently eligible shall constitute Accrued Bonus (as defined in the Employment Agreement) in connection with any termination of employment on or following the Closing Date, and (iv) you hereby waive all rights to payment of any Pro-Rated Bonus or Change in Control Pro-Rated Bonus (each as defined in the Employment Agreement) in connection with any termination of employment on or following the Closing Date. For the avoidance of doubt, “Base Salary” as referenced in Paragraph 6D(i) of the Employment Agreement refers to your then-current base salary as in effect before any applicable reduction (or, if greater, your base salary as in effect immediately prior to the Closing Date).

Payment of the Transaction Bonus and Retention Bonus hereunder is subject to the consummation of the Transaction and the terms and conditions set forth in this letter and, in the event the Transaction does not occur, this letter shall be void ab initio.

The Transaction Bonus and Retention Bonus reflects the importance of your contributions and our desire to reward you as a key member of our team. Thank you for your dedication.

This letter shall be governed in all respects by, and construed, interpreted and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to the choice of law principles thereof. This letter may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Yours truly,

/s/ John McGoldrick

WCI Communities, Inc.

By: John McGoldrick

Title: Senior Vice President, Human Resources

/s/ John McGoldrick

WCI Communities Management, LLC

By: John McGoldrick

Title: Senior Vice President, Human Resources

/s/ John McGoldrick

WCI Communities, LLC

By: John McGoldrick

Title: Senior Vice President, Human Resources

[Signature Page to Letter Agreement]

Acknowledged and agreed as of the first date set forth above

/s/ Keith Bass
Keith Bass

[Signature Page to Letter Agreement]